UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2007

URON INC.
(Exact name of registrant as specified in its charter)

Minnesota	000-52015	47-0848102
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

9449 Science Center Drive
New Hope, MN 55428
(Address of principal executive offices)

(763) 504-3000
(Registrant's telephone number, including area code)

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

August 10, 2007, URON Inc. (the “Company”) entered into a letter of intent with Checkmate Consumer Lending Corporation, a Delaware corporation, and Wyoming Financial Lenders, Inc., a Wyoming corporation. The letter of intent contemplates a reverse triangular merger in which the Company would acquire both Checkmate Consumer Lending Corporation and Wyoming Financial Lenders in exchange for the issuance, to the shareholders of those entities, of URON common and convertible preferred stock that equals approximately 95.7% of the capital stock of the Company on a fully diluted basis. After the consummation of the transaction, each of Checkmate Consumer Lending Corporation and Wyoming Financial Lenders would be wholly owned subsidiaries of the Company.

Wyoming Financial Lenders and Checkmate Consumer Lending Corporation are payday lenders and check cashers and managers of such businesses, respectively. Wyoming Financial Lenders currently has approximately 51 stores in approximately ten states.

Except for certain provisions relating to confidentiality and exclusivity, the letter of intent is not legally binding, and instead sets forth the current intent of the parties to negotiate a definitive agreement for the contemplated transaction. In addition, the letter of intent contemplates that each party will have the right to conduct a due-diligence investigation of the other parties prior to entering into a definitive agreement. The closing of any transaction will be subject to certain other conditions, customary and otherwise, that are expected to be a part of any definitive agreement. Currently, the Company expects that any transaction arising out of the letter of intent will be closed before December 31, 2007.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

URON Inc.

Date: August 13, 2007	By:	/s/ Donald Miller
Donald Miller, Chief Executive Officer